ITEM 24 (b) EXHIBITS

8 (ff)

Amendment Number 2 dated as of July 1, 2002 to Fund Participation Agreement dated May 1, 1997,

among the PBHG Insurance Series Fund, Pilgrim Baxter & Associates, Inc., and Annuity Investors Life Insurance Company

AMENDMENT NO. 2

TO

FUND PARTICIPATION AGREEMENT

This AMENDMENT NO. 2 to the Fund Participation Agreement ("Agreement") is made to be effective as of the 1st day of July, 2002, by and among the PBHG INSURANCE SERIES FUND ("Trust"), a Delaware business trust, PILGRIM, BAXTER & ASSOCIATES, LTD. ("Adviser"), a Delaware Corporation, and ANNUITY INVESTORS LIFE INSURANCE COMPANY ("Life Company"), a life insurance company organized under the laws of the State of Ohio.

W I T N E S S E T H:

WHEREAS, the Trust, the Adviser and the Life Company have entered into an Agreement dated May 1, 1997, as amended on May 1, 2001, relating to the purchase and sale of certain portfolios of the Trust;

WHEREAS, the Trust, the Adviser and the Life Company desire to further amend the Agreement to address pricing errors, confidentiality and privacy, and to amend the list of separate accounts and selected portfolios.

NOW, THEREFORE, in consideration of the foregoing the parties hereby agree as follows:

    Section 1.5 of the Agreement is hereby deleted and replaced in its entirety with the following:

    1.5 If FUND provides LIFE COMPANY with materially incorrect share net asset value information through no fault of LIFE COMPANY, LIFE COMPANY on behalf of the Separate Accounts, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value. Any material error (determined in accordance with SEC guidelines) in the calculation of net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to LIFE COMPANY. In the event that such material error is the result of the FUND's (or its designated agents') gross negligence, or that such material error is not reported to LIFE COMPANY promptly upon discovery, the FUND shall also be responsible for any of LIFE COMPANY's administrative or other costs or losses incurred in correcting Variable Contract owner accounts.

    A new Article XI. CONFIDENTIALITY AND PRIVACY is added:

Article XI. CONFIDENTIALITY AND PRIVACY

Subject to law and regulatory authority, each party hereto shall treat as confidential all information pertaining to the owners of the Variable Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted or required by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party. Each party hereto shall be solely responsible for the compliance of their officers, directors, employees, agents, independent contractors, and any affiliated and non-affiliated third parties with all applicable privacy-related laws and regulations including but not limited to the Gramm-Leach-Bliley Act and Regulation S-P. The provisions of this Article XI shall survive the termination of this Agreement.

3. Appendix B of the Agreement is hereby deleted in its entirety and replaced with the Appendix B attached hereto.

4. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Amendment No. 2 to the Agreement to be duly executed as of the date and year first above written.

PBHG INSURANCE SERIES FUND

ATTEST: ________________ By: _________________________

Name: John M. Zerr Name: Lee T. Cummings

Title: Vice President Title: Chief Financial Officer

and Secretary

PILGRIM BAXTER &

ASSOCIATES, LTD.

ATTEST: ________________ By: _________________________

Name: John M. Zerr Name: Eric C. Schneider

Title: Senior Vice President/ Title: Senior Vice President and

General Counsel Chief Financial Officer

and Secretary

ANNUITY INVESTORS LIFE INSURANCE COMPANY

ATTEST: ________________ By: _________________________

Name: Name:

Title: Title:

Appendix B

Separate Accounts	Selected Portfolios

Annuity Investors Variable Account A	PBHG Growth II Portfolio PBHG Mid-Cap Value Portfolio PBHG Select Value Portfolio PBHG Technology & Communications Portfolio

Annuity Investors Variable Account B	PBHG Growth II Portfolio PBHG Large Cap Growth Portfolio PBHG Mid-Cap Value Portfolio PBHG Select Value Portfolio PBHG Technology & Communications Portfolio

Annuity Investors Variable Account C	PBHG Large Cap Growth Portfolio PBHG Mid-Cap Value Portfolio PBHG Select Value Portfolio PBHG Technology & Communications Portfolio